                                                                    EXHIBIT 12.1

                        THERMO INSTRUMENT SYSTEMS INC.

                      RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                                                                                            NINE
                                                                       FISCAL YEAR                         MONTHS
                                                     -------------------------------------------------      ENDED
                                                                                                          SEPT. 27,
                                                      1992       1993      1994       1995       1996       1997
                                                     -------   -------   --------   --------    -------   --------
Income from continuing operations before
  provision for income taxes........................  $54,429   $75,240   $ 95,768   $122,017   $184,478    $168,759
Add:
    Minority interest in consolidated subsidi-
     aries with fixed charges.......................      --        --         112      1,324      5,376       7,743
    Interest on indebtedness and amortization
     of debt expense................................   11,389    14,384     15,761     18,129     28,923      33,843
    Portion of rents representative of the
     interest factor/(1)/...........................    1,964     2,724      3,009      3,704      7,024       6,662
                                                      -------   -------   --------   --------   --------    --------
       Income, As Adjusted..........................  $67,782   $92,348   $114,650   $145,174   $225,801    $217,007
                                                      =======   =======   ========   ========   ========    ========
Fixed Charges:
    Interest on indebtedness and amortization
     of debt expense................................  $11,389   $14,384   $ 15,761   $ 18,129   $ 28,923    $ 33,843
    Portion of rents representative of the
     interest factor/(1)/...........................    1,964     2,724      3,009      3,704      7,024       6,662
                                                      -------   -------   --------   --------   --------    --------
       Fixed Charges................................  $13,353   $17,108   $ 18,770   $ 21,833   $ 35,947    $ 40,505
                                                      =======   =======   ========   ========   ========    ========
Ratio of Earnings to Fixed Charges..................     5.08      5.40       6.11       6.65       6.28        5.36
                                                      =======   =======   ========   ========   ========    ========

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(1) Portion of rents representative of the interest factor is 1/3 of total rents.